/ CORRECTION - M-Wave, Inc.

WEST CHICAGO, IL -- 05/05/2005 -- In the news release, "M-Wave Announces Q1 Results," issued earlier today M-Wave, Inc. (NASDAQ: MWAV), we are advised by the company that the first sentence of the second paragraph should read "Total revenue is expected to be approximately $4.96 million for the first quarter of 2005, an increase of 27% from approximately $3.92 million of total revenues in the 2004 first quarter," rather than "Total revenue is expected to be approximately $4.96 million for the first quarter of 2005, an increase of approximately $3.92 million (27%) over the 2004 first quarter," as originally issued by the company. Complete corrected text follows.

M-Wave Announces Q1 Results

Revenues Up 27% Over Q1 2004

WEST CHICAGO, IL -- 05/05/2005 -- M-Wave, Inc. (NASDAQ: MWAV), a provider of supply chain services and a virtual distributor of printed circuit boards, custom electronic components and direct broadcasting satellite parts sourced domestically and from Asia, announced today unaudited financial results from continuing operations for the first quarter of 2005.

Total revenue is expected to be approximately $4.96 million for the first quarter of 2005, an increase of 27% from approximately $3.92 million of total revenues in the 2004 first quarter. Sales related to the newly acquired DBS division were approximately $0.24 million for the first quarter of 2005. It is anticipated that the DBS division will continue to ramp up operations throughout the second quarter, and achieve its expected operating results during the third quarter this year.

For the first quarter of 2005, the Company is expected to report net loss attributable to common stockholders of approximately $0.38 million, or approximately $0.07 per share, compared to earnings of approximately $0.13 million, or approximately $0.03 per share in the first quarter of 2004.

Primary changes in results occurred from completion of trade debt forgiveness from vendors that occurred in 2004, combined with start-up costs, and lead times toward purchasing inventory associated with the purchase of Jayco Ventures, Inc. (JVI). Additional costs relate to Sarbanes-Oxley compliance, which the Company began to undertake during the first quarter of 2005.

"We believe our results are in line with management's expectations for 2005 and feel that JVI and its cost to integrate will be fully satisfied by the end of second quarter, leading me to forecast that M-Wave will report both increased revenues and earnings for the entire year," stated Jim Mayer, M-Wave's CEO.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave's Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave's DBS division, d/b/a JVI Technologies, is a virtual manufacturer and global supplier of parts to customers in the Digital Broadcasting Satellite industry, including DIRECTV®, DISH NETWORK®, SKY®, STAR CHOICE®, and other global satellite providers. M-Wave entered into this business in early 2005 when it acquired Jayco Ventures Inc. M-Wave's common stock trades on the NASDAQ SmallCap market under the symbol MWAV. M-Wave's website is located at www.mwav.com. M-Wave DBS, Inc., d/b/a JVI Technologies, can be found at www.jviparts.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by M-Wave's periodic filings with the SEC. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave's projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave's existing business, and the ability of M-Wave to identify and successfully pursue other business opportunities. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-KSB for the year ended December 31, 2004, its Forms 10-QSB, and other SEC filings.

Investor contact:
Aurelius Consulting Group:
Dave Gentry
407/644-4256
dave@aurcg.com
http://www.runonideas.com/